Exhibit 10.2

EXECUTION COPY

PUBLISHING AGREEMENT

among

VERIZON COMMUNICATIONS INC.,

VERIZON SERVICES CORP.

and

IDEARC MEDIA CORP.

Dated as of November 17, 2006

i

Table of Contents

(continued)

ii

PUBLISHING AGREEMENT

This Publishing Agreement (this “Agreement”) is entered into as of November 17, 2006, but shall not be effective until the Effective Time, among Idearc Media Corp. (“Publisher”), Verizon Communications Inc. (“Verizon”) and Verizon Services Corp. (“Service Corp.”) on behalf of the telephone operating companies listed on Schedule A (collectively, the “TOCs” and together with Parent and Service Corp., the “Verizon Parties”). Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in Article I.

RECITALS

WHEREAS, Verizon and Idearc Inc. (“Spinco”), Publisher’s ultimate parent company, have entered into the Distribution Agreement, dated as of November 13, 2006 (the “Distribution Agreement”), pursuant to which (i) Verizon shall separate the Spinco Assets (as defined in the Distribution Agreement) from the Verizon Assets (as defined in the Distribution Agreement), (ii) in exchange for the contribution to Spinco, directly or indirectly, of the Spinco Assets, Spinco shall issue to Verizon the Spinco Common Stock (as defined in the Distribution Agreement) and the Spinco Exchange Debt (as defined in the Distribution Agreement) and cash and (iii) Verizon shall distribute all of the issued and outstanding shares of Spinco Common Stock to Verizon’s stockholders;

WHEREAS, the TOCs have the right to offer and provide local telephone service in the Service Areas (as defined below);

WHEREAS, the TOCs are required to publish directories and deliver directories containing listings of certain residential and business Subscribers (as defined below) in each Service Area pursuant to (i) interconnection and similar agreements with CLECs (as defined below), LECs (as defined below) and Resellers (as defined below) and other providers of Telecommunication Services, (ii) tariffs and (iii) laws, rules, regulations and orders of certain Governmental Entities, in each case as the same may be in effect from time to time (such requirements pursuant to all of the foregoing, the “Publishing Obligation”);

WHEREAS, in connection with and furtherance of, and as consideration for, the performance by Publisher of its obligations set forth herein, Verizon has agreed to allow Publisher to use the Licensed Marks (as defined in the Branding Agreement, dated as of the date hereof, between Verizon Licensing Company and Publisher (the “Branding Agreement”)) on the terms and conditions set forth in the Branding Agreement; and

WHEREAS, the Verizon Parties desire that Publisher fulfill and Publisher is willing to fulfill the Publishing Obligation on behalf of the TOCs, in each case on the terms and conditions set forth herein and in the Branding Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the Parties intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 General Rules of Construction. For all purposes of this Agreement: (i) the terms defined in this Agreement include the plural as well as the singular; (ii) all references in this Agreement to designated “Recitals”, “Articles”, “Sections” and other subdivisions are to the designated Recitals, Articles, Sections and other subdivisions of the body of this Agreement; (iii) pronouns of either gender or neuter include, as appropriate, the other pronoun forms; (iv) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; (v) “or” is not exclusive; (vi) “including” and “includes” shall be deemed to be followed by “but not limited to” and “but is not limited to,” respectively; (vii) any definition of or reference to any law, agreement, instrument or other document herein shall, unless expressly stated to the contrary, be construed as referring to such law, agreement, instrument or other document as from time to time amended, supplemented or otherwise modified; and (viii) any definition of or reference to any statute shall be construed as referring also to any rules and regulations promulgated thereunder.

Section 1.2 Definitions. The following definitions shall apply within this Agreement.

“Action” means any action, complaint, petition, investigation, suit or other proceeding, whether administrative, civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.

“Activity Default Notice” has the meaning set forth in Section 6.2(d).

“Additional Legal Requirement” means any change in any Legal Requirement or any new or additional Legal Requirement; provided that, for purposes of determining whether there has been any increase in Publisher’s cost of fulfilling the Publishing Obligation, no change in any Legal Requirement and no new or additional Legal Requirement that requires or has the effect of requiring Publisher to engage (or not to engage) in any practice in which Publisher engaged (or refrained from engaging) prior to such change in such Legal Requirement or such new or additional Legal Requirement shall be an Additional Legal Requirement.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. The term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) means the possession of the power to direct the management and policies of the referenced Person through ownership of more than 50% of the voting power in the referenced Person. A Person shall become an Affiliate of a Party at such time as it obtains control of, or becomes controlled by, or falls under common control with, such Party, and shall no longer be an Affiliate of such Party from and after the date that it ceases to control, be controlled by or be under common control with, such Party. For the avoidance of doubt, none of Spinco or any of its subsidiaries shall be considered to be an Affiliate of Verizon, and none of Verizon or any of its subsidiaries shall be considered to be an Affiliate of Spinco, in each case from and after the Effective Date.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. Section 101 et seq.), as amended from time to time, and any successor statute.

“Billing and Collection Agreement” means the Billing and Collection Agreement, dated as of the date hereof, between Verizon Services Corp. and Verizon Corporate Services Group Inc., each on behalf of certain of its affiliates and Publisher.

“Branding Agreement” has the meaning set forth in the fifth Recital.

“Breach Resolution Process” has the meaning set forth in Section 6.1(a).

“Change of Control” means: (i) an acquisition by any Person or group of Persons of the voting stock of the referenced Person in a transaction or series of transactions, if immediately thereafter such acquiring Person or group has, or would have, beneficial ownership of more than 50% of the combined voting power of the referenced Person’s then outstanding voting stock, including any such acquisition by way of a merger, consolidation or reorganization (including under the Bankruptcy Code), or series of such related transactions, involving the referenced Person, (ii) a sale, assignment or other transfer of all or substantially all of the referenced Person’s assets or (iii) a confirmation of any plan of reorganization or liquidation under, or sale of assets pursuant to, the Bankruptcy Code, any out-of-court recapitalization or reorganization transaction or exchange offer, in any case in which more than 50% of such Person’s outstanding equity securities are issued in exchange for all or a significant portion of such Person’s outstanding debt or other securities, or a deed in lieu of foreclosure or any other remedy or right at law or contract by which substantially all of such Person’s equity securities or assets are surrendered, assigned or otherwise transferred to another Person.

“Claims” means any and all claims, causes of action, demands, complaints, disputes, liabilities, obligations, losses, damages, deficiencies, penalties, settlements, judgments, actions, proceedings and suits of whatever kind and nature.

“CLEC” means a competitive local exchange carrier.

“Commercial Agreements” means this Agreement, the Non-Competition Agreement, the Branding Agreement, the Billing and Collection Agreement, the Listings License Agreement and the Intellectual Property Agreement.

“Confidential Information” means, with respect to any Party, all information and documentation of such Party, including confidential and/or proprietary technical or business information, confidential marketing and business plans and customer lists; provided that Confidential Information does not include information which (i) is or becomes publicly known or available through no breach of this Agreement by the receiving Party, (ii) is rightfully acquired by the receiving Party free of restrictions on its disclosure or (iii) is independently developed by a Party without the use of or reference to any Confidential Information of the other Party.

“Cost Change Dispute Notice” has the meaning set forth in Section 3.10(e).

“Cost Change Statement” has the meaning set forth in Section 3.10(c).

“Cost Savings Amount” has the meaning set forth in Section 3.10(b)(iii).

“Courtesy Classified Listing” means one appearance of a business Subscriber’s name, address and business telephone number in the classified section of the Yellow Pages for such Subscriber’s Scoped Area.

“Default Notice” has the meaning set forth in Section 6.1(a).

“Directory Default Notice” has the meaning set forth in Section 6.2(b).

“Directory Product” means a telephone directory product consisting principally of searchable (e.g., by alphabet letter or category of products or services) multiple telephone listings and/or classified advertisements that is delivered or otherwise made available to end users in tangible media (e.g., paper directories, CD-ROM), electronic media (e.g., Internet) or digital media (e.g., PDA download).

“Distribution Agreement” has the meaning set forth in the first Recital.

“Effective Date” means the Distribution Date (as defined in the Distribution Agreement).

“Effective Time” means immediately after the Distribution (as defined in the Distribution Agreement).

“Employee Matters Agreement” means the Employee Matters Agreement, dated as of the date hereof, between Verizon and Spinco.

“Extended Area Listings” or “EAS Listings” means extended area listings provided by LECs, CLECs or Resellers other than any of the Verizon Parties, for areas outside the applicable Service Area that are within a local calling area which is in part within such Service Area and are Legally Required to be included in a directory distributed to Subscribers in such Service Area.

“Generic Phone Service Pages” has the meaning set forth in Section 3.3(a)(i).

“Governmental Entity” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether Federal, state or local, domestic or foreign.

“ILEC” has the meaning set forth in Section 3.8(a).

“Incremental Listings Costs” means any (i) one-time costs Publisher may incur in implementing any systems changes necessitated by the inclusion of non-wireline listings of subscribers of Other Service Providers because such listings are of a new type and (ii) actual and incremental increase in Publisher’s costs of fulfilling the Publishing Obligation incurred because the inclusion of such listings causes the total number of listings in the Primary Directories to exceed the number of listings set forth on Schedule 1.1A, as adjusted to take into account the addition or disposition of any Service Areas pursuant to Section 3.8.

“Indemnified Party” has the meaning set forth in Section 5.5.

“Indemnifying Party” has the meaning set forth in Section 5.5.

“Intellectual Property Agreement” means the Intellectual Property Agreement, dated as of the date hereof, between Verizon Licensing Company and Publisher.

“LEC” means a local exchange carrier.

“Legal Requirements” means (i) the contractual obligations of Verizon or any of its Subsidiaries related to directories under interconnection and similar agreements or other contracts relating to Telecommunication Services entered into between Verizon or any of its Subsidiaries and any Other Service Providers and (ii) any order, injunction, decree, statute, law, ordinance, principle of common law, rule, tariff, regulation, settlement agreement, arbitration ruling or custom and practice of any applicable regulatory agency related to directories and applicable to Verizon or any of its

Subsidiaries as a LEC (but not any of the foregoing that is of general applicability to businesses), in each case as now existing and as may exist at any time during the term of this Agreement (and any renewals or extensions thereof).

“Legally Required” means that a specified action is necessary in order to satisfy or otherwise fulfill one or more of the Legal Requirements or Additional Legal Requirements.

“Licensed Marks” has the meaning set forth in the Branding Agreement.

“Listings License Agreement” means the Listings License Agreement, dated as of the date hereof, between the Verizon telephone operating companies listed in Exhibit 1 thereto and Publisher.

“Loss” means any cost, damage, disbursement, expense, liability, loss, obligation, penalty or settlement, including interest or other carrying costs, legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the referenced Person.

“Material Change” means, with respect to any Primary Directory containing White Pages, (i) a change in the Publication date of such Primary Directory of more than three months, (ii) a change in the Scoped Area of such Primary Directory that has the effect of adding or removing a number of listings equal to more than 20% of the listings of such Primary Directory, (iii) a change in the media of such Primary Directory (e.g., from paper to CD-ROM), (iv) charging any fee for a copy of such Primary Directory or delivery thereof (unless a fee is charged for such Primary Directory as of the Effective Time) or (v) other major changes relating to other aspects of the Publication of such Primary Directory that would reasonably be expected to have an impact of similar magnitude on the Subscribers; provided that a separation or combination of any White Pages and any Yellow Pages that does not also involve any of the changes described above shall not be a Material Change.

“Material Default” means, with respect to either Party, a breach of any material term, condition, covenant or obligation of this Agreement, for any reason other than those described in Article VIII, that is so material and continuing that it has the effect of abrogating such Party’s performance and the other Party’s enjoyment of the benefits under this Agreement taken as a whole, including an uncured breach of Section 9.7 with respect to assignment of this Agreement as a whole.

“New Customer” means a Subscriber to local phone service who does not currently have any local exchange service and specifically excludes customers who are changing their service from one LEC to another.

“Non-Competition Agreement” means the Non-Competition Agreement, dated as of the date hereof, between Verizon and Publisher.

“Notice of Claim” has the meaning set forth in Section 5.5.

“Open Access Termination” has the meaning set forth in Section 3.9.

“Other Default” means a breach or violation of or default under this Agreement that is not a Material Default, Service Area Default or Primary Directory Default.

“Other Service Providers” means CLECs, LECs, Resellers or other providers of Telecommunication Services with whom the Verizon Parties have interconnection or similar agreements or other contracts.

“Other Subscriber List Information” means a list of the names, addresses, telephone numbers, and primary advertising classifications (as such classifications are assigned at the time of establishment of service) of non-Verizon Subscribers (i.e., the Subscribers of certain Other Service Providers providing such service in the applicable Service Area) that Verizon is Legally Required to publish in its directories, as supplied to Publisher by Verizon, as well as such other listing information about such Subscribers as Verizon may be Legally Required to provide to directory publishers.

“Parent” has the meaning set forth in the preamble to this Agreement.

“Party” means each of Publisher, on the one hand, and the Verizon Parties, on the other hand; “Parties” means Publisher and the Verizon Parties, collectively.

“Person” means an association, a corporation, an individual, a partnership, a limited liability company, a trust or any other entity or organization, including a Governmental Entity.

“Premium Listings” means all types of listings in White Pages which are generally offered or otherwise made available to Subscribers by, or on behalf of, the relevant TOC, other than Primary Listings.

“Premium Phone Service Pages” has the meaning set forth in Section 3.3(a)(ii).

“Primary Directories” means White Pages and/or Yellow Pages directories with respect to a particular Service Area which are Published in accordance with the Publishing Obligation.

“Primary Directory Default” has the meaning set forth in Section 6.2(b).

“Primary Listing” means one appearance of (i) a Subscriber’s name, address and telephone number (including any nicknames, titles or degrees) and (ii) any other

Subscriber information Legally Required in the White Pages covering the Service Area in which such Subscriber has Telecommunication Services.

“Publish” or “Publishing” means to engage in, or the act of engaging in, any and all activities required to discharge the Publishing Obligation.

“Publisher” has the meaning set forth in the preamble to this Agreement.

“Publisher Premium Listings Share” has the meaning set forth in Section 3.2(a).

“Publishing Obligation” has the meaning set forth in the third Recital.

“Publishing Order” has the meaning set forth in Section 3.11.

“Reimbursable Increase” has the meaning set forth in Section 3.10(b)(ii).

“Reseller” means a reseller of local exchange telephone service.

“Scoped Area” means, with respect to any Directory Product, the geographic area associated with the Primary Listings included in and serviced by such Directory Product as may be established and modified, subject to Section 3.4, by Publisher from time to time.

“Service Area(s)” means those geographic areas in which Verizon provides local telephone service as an ILEC listed on Schedule 1.1B, including any such areas added to Schedule 1.1B pursuant to Section 3.8.

“Service Area Default” has the meaning set forth in Section 6.1(c).

“Service Area Default Notice” has the meaning set forth in Section 6.1(c).

“Service Corp.” has the meaning set forth in the preamble to this Agreement.

“Spinco” has the meaning set forth in the first Recital.

“Subscriber” means any person or business that orders and/or receives Telecommunication Services from a provider of such services.

“Subscriber Delivery Information” means a list of the names and delivery addresses of the Subscribers of Verizon and certain Other Service Providers as supplied to Publisher by Verizon, including Subscribers that have elected not to be published in a Directory Product, and such other information, such as non-confidential telephone numbers, that Publisher and Verizon may agree from time to time is required or useful for the complete and accurate delivery of Primary Directories or as Verizon may be Legally Required to provide to directory publishers.

“Subscriber List Information” means the Verizon Subscriber List Information and the Other Subscriber List Information.

“Subsidiary” means, with respect to any Person, each other Person in which such Person owns or controls, directly or indirectly, capital stock or other equity interests representing at least 50% of the outstanding voting stock or other equity interests.

“Tax Sharing Agreement” means the Tax Sharing Agreement, dated as of the date hereof, between Verizon and Spinco.

“Telecommunication Services” means telecommunications, internet connectivity, broadband access, wireless communications or other comparable or successor telephony or data products or services.

“Transaction Agreements” means the Distribution Agreement, the Tax Sharing Agreement, the Employee Matters Agreement and the Transition Services Agreement.

“Transition Costs” has the meaning set forth in Section 6.3(a).

“Transition Services Agreement” means the Transition Services Agreement, dated as of the date hereof, between Verizon Information Technologies LLC and Spinco.

“Verizon” has the meaning set forth in the preamble to this Agreement.

“Verizon Parties” has the meaning set forth in the preamble to this Agreement.

“Verizon Subscriber List Information” means a list of the names, addresses, telephone numbers, and primary advertising classifications (as such classifications are assigned at the time of establishment of service) of the Subscribers of Verizon in the applicable Service Area, as supplied to Publisher by Verizon, and such other listing information about such Subscribers as Verizon may be Legally Required to provide to directory publishers.

“Video Services” means video-conferencing, television, cable, direct broadcast satellite, video-on-demand or other video services.

“White Pages” means the information Published by Publisher with respect to any Service Area comprised of or including the alphabetical listings of residential and business Subscribers having Telecommunication Services for such Service Area.

“Yellow Pages” means the information Published by Publisher with respect to any Service Area comprised of or including classified listings, including Courtesy Classified Listings.

ARTICLE II

TERM OF AGREEMENT

Subject to the provisions of Article 6, this Agreement shall become effective as of the Effective Time and remain in effect until the 30th anniversary of the Effective Date. Thereafter, this Agreement shall automatically renew for additional 5-year terms unless either Party provides written termination notice to the other Party at least 24 months prior to the end of the then current term.

ARTICLE III

RIGHTS AND OBLIGATIONS OF PUBLISHER

Section 3.1 Publication.

(a) Subject to the terms of this Agreement, Publisher shall, at no charge to the Verizon Parties, their Subscribers, Other Service Providers or the Subscribers of Other Service Providers, subject to Section 3.11, (i) Publish White Pages covering, in the aggregate, the Service Areas, (ii) Publish Primary Listings in the applicable White Pages, (iii) to the extent it is a Legal Requirement, Publish a Courtesy Classified Listing in the applicable Yellow Pages for each business Subscriber (unless such Subscriber has indicated to Publisher or any Verizon Party that it does not want such Courtesy Classified Listing to be Published), (iv) co-mingle in the White Pages of such Primary Directories on a non-discriminatory basis the Verizon Subscriber List Information with the Other Subscriber List Information and (v) comply with any and all Subscriber-requested restrictions (e.g., unlisted number requests) that are designated in the Subscriber List Information or otherwise designated to Publisher and are consistent with Publisher’s policies.

(b) In discharging its obligations under this Agreement, Publisher, subject to Article VIII, shall not take any action that shall cause any Verizon Party or Publisher to be in violation of any Legal Requirement, whether in effect now or in the future.

(c) Without limiting the provisions of Section 3.1(b), Publisher shall ensure that (i) the appearance (including font and size) and integration of all Subscriber List Information occurs in a non-discriminatory manner and (ii) the Other Subscriber List Information is included in the Primary Directories using the same methods and procedures, and under the same terms and conditions, as those with respect to the Verizon Subscriber List Information.

(d) Publisher shall not propose, solicit or otherwise encourage any Additional Legal Requirement in any Service Area that would reasonably be expected to result in any Net Regulatory Cost Increase or any cost to Verizon without the advance approval of Verizon. If Verizon is notified that any applicable Governmental Entity proposes any Additional Legal Requirement that Verizon reasonably expects would result in any Net Regulatory Cost Increase, then Verizon will involve and solicit advice from Publisher regarding how to respond to any such proposal.

(e) Each of Publisher and Verizon shall promptly notify the other of, and shall at such Party’s request cooperate with such Party with respect to, any inquiry, investigation, formal or informal complaint, lawsuit or docket relating to the matters covered by this Agreement begun or threatened by any Governmental Entity with jurisdiction over such Party. Publisher shall cooperate with Verizon with respect to any legal efforts to change legislation or regulations in an effort to minimize directory publication costs. As between the Parties, Verizon shall have sole responsibility for all discussions, communications and other interactions with Governmental Entities with respect to existing or prospective Legal Requirements; provided, that Publisher may have any such discussions, communications or interactions if it provides Verizon reasonable prior notice and the right to participate in each of any such discussions, communications or interactions and, in the case of written correspondence, the right to receive and review in advance copies thereof; and provided, further, that Verizon shall reasonably consult with Publisher on any such discussions, communications or interactions which relate to Publisher’s fulfillment of the Publishing Obligation. In any discussions, communications or interactions with Governmental Entities, each of the Verizon Parties and Publisher shall make it clear that it does not represent, or otherwise have authority to speak for or bind, the other Party.

(f) For the avoidance of doubt, it is understood that no Party shall have any liability to the other Party for any failure to involve, solicit advice from or consult with the other Party as required by this Section 3.1 unless and only to the extent the other Party demonstrates it has been prejudiced by such failure.

Section 3.2 Premium Listings.

(a) Publisher shall, at no additional charge to the Verizon Parties, their Subscribers, Other Service Providers or the Subscribers of Other Service Providers, Publish the types of Premium Listings listed on Schedule 3.2, which are the Premium Listings being offered by Verizon to Verizon Subscribers in the Service Areas as of the date hereof, and any additional Premium Listings that are of a type that is similar to, and do not involve costs to Publisher that are different from the costs associated with, any of the Premium Listings listed on Schedule 3.2. Notwithstanding the foregoing, to the extent revenues from such Premium Listings in a particular state exceeds the amount set forth on Schedule 3.2 for such state (as adjusted to reflect any price changes for such Premium Listings), Verizon shall pay Publisher cash in an amount equal to 5% of such excess (the total of any such amounts, the “Publisher Premium Listings Share”). In the event Verizon desires to offer additional Premium Listings that are of a type different from those currently offered, and involve costs to Publisher that are different from the costs associated with, any of the Premium Listings listed on Schedule 3.2, Verizon and Publisher shall negotiate in good faith the terms on which Publisher shall Publish such Premium Listings.

(b) Within 60 days after each anniversary of the date hereof, Verizon shall provide Publisher with a written statement setting forth the Publisher Premium Listings Share for the twelve-month period preceding such anniversary and shall remit to Publisher such Publisher Premium Listings Share.

Section 3.3 Phone Service Pages.

(a) Upon request, Publisher shall include such phone service pages in the Primary Directories as Verizon may provide for the specific applicable Service Area(s). The content within such phone service pages shall not be promotional or advertising. Publisher shall have, subject to the terms of this Agreement (including Section 3.1(b) and (c)), the right to exercise final editorial control, which shall be exercised in a commercially reasonable manner and in conformity with applicable Legal Requirements, over the Published version of the content, design, format and location of the phone service pages. The phone service pages in any White Pages shall consist of two types:

(i) Generic Phone Service Pages. At no charge to Verizon, subject to Section 3.12, Publisher shall Publish: (A) any information required to be included in the applicable White Pages by any Legal Requirement (e.g., how to request service, contact repair service, dial directory assistance, reach an account representative, request buried cable locate service, and contact the special needs center for customers with disabilities); (B) information about Verizon’s emergency numbers, consumer tips and local calling area; (C) non-company specific information, including long distance calling, state and international area codes, and a time zone map of the United States; and (D) an instructional notice directing all Subscribers to contact their local service provider to request any modifications to their existing listing, or to request a new listing (A, B, C and D, collectively, the “Generic Phone Service Pages”). Verizon, at its sole cost and expense, shall prepare and provide Publisher with the information described in this Section 3.3(a)(i), with the exception of information about any CLEC or LEC with whom Verizon does not have an interconnection agreement, which must be provided directly to Publisher by such CLEC or LEC. Publisher and Verizon shall cooperate to integrate the information described in this Section 3.3(a)(i) into the appropriate format and design and to ensure compliance with the Legal Requirements; and

(ii) Premium Phone Service Pages. To the extent offered by Publisher, and without limiting the rights and obligations of each of Verizon and Publisher set forth in Section 3.2, Verizon, and any CLECs included within the Scoped Area of a given White Pages, may elect to purchase premium phone service pages in such White Pages for the purpose of providing specific product and service information that is factual, instructional and/or directional in nature (the “Premium Phone Service Pages”) in accordance with Publisher’s then-prevailing policies and pricing, as such policies and pricing shall be reasonably established by Publisher from time to time; provided, however, that Publisher may not sell any Premium Phone Service Pages to any provider of Telecommunication Services or Video Services other than Verizon and any CLECs to which Publisher is required by applicable Legal Requirements to sell Premium Phone Service Pages; and provided further, that the prices charged by Publisher to Verizon for such Premium Phone Service Pages in any White Pages shall be equal to or less than the lowest prices for comparable Premium Phone Service Pages then being charged by Publisher to any Person with respect to such White Pages.

(b) Ordering of Phone Service Pages. The Generic Phone Service Pages shall appear before the Premium Phone Service Pages in each White Pages. Each of the Generic Phone Service Pages and the Premium Phone Service Pages shall be arranged in alphabetical order, except that (i) any LEC having a written publishing agreement with Publisher and 50% or more of the total number of Primary Listings for Subscribers in the relevant White Pages shall automatically be placed in first position in such Generic Phone Service Pages and Premium Phone Service Pages, (ii) if such LEC is not Verizon, Verizon shall appear immediately following such LEC in such Generic Phone Service Pages and Premium Phone Service Pages and (iii) any other LECs shall appear in alphabetical order thereafter in such Generic Phone Service Pages and Premium Phone Service Pages.

Section 3.4 Changes To White Pages; Courtesy Classified Listings.

(a) Publisher shall provide to Verizon written notice of any Material Change to any Primary Directory containing White Pages within 30 days after the decision is made to make any such Material Change, and at least 180 days before any such Material Change is to be implemented. Publisher shall in good faith consult with Verizon with respect to any planned Material Change and engage in discussions with Verizon regarding any concerns Verizon may have regarding such Material Change. Notwithstanding anything in this Agreement to the contrary, Verizon may discuss such Material Change with any relevant Governmental Entity (and, in such event, Publisher shall be given an opportunity to discuss the proposed Material Change with such Governmental Entity) and in no event shall any action taken by any Governmental Entity regarding such Material Change give rise to a Reimbursable Increase.

(b) Publisher shall provide to Verizon written notice of any change to its policies or practices relating to Publishing the result of which would not be consistent with industry practice at least 30 days prior to the planned implementation of such change.

(c) If the provision of Courtesy Classified Listings is not a Legal Requirement in any Service Area and Publisher decides to no longer publish Courtesy Classified Listings at no charge in such Service Area, Publisher will provide Verizon with written notice of the decision at least 90 days prior to the commencement of the sales canvass for the impacted directories in such Service Area, and Verizon, by written notice delivered not more than 45 days after receipt of notice from the Publisher, may require Publisher to publish such Courtesy Classified Listings provided that Verizon reimburses Publisher (so long as the provision of Courtesy Classified Listings at no charge is not a Legal Requirement) for the incremental costs of including such listings in the directories.

(d) Representatives of each of Publisher and Verizon shall meet on a quarterly basis to discuss Publisher’s activities relating to its fulfillment of the Publishing Obligation and any Material Changes or changes to Publisher’s policies and practices relating to Publishing then under contemplation by Publisher.

Section 3.5 Editorial Discretion. Subject to its obligations under this Agreement, Publisher may establish, discontinue or modify its policies from time to time with regard to any and all aspects of Publishing; provided, however, that Publisher shall give Verizon written notification of any changes in Publisher’s policies or products that are reasonably likely to impact Verizon’s obligations under this Agreement at least 180 days prior to the expected date of implementation of such changes; and provided further that, for the avoidance of doubt, Publisher may not alter or fail to comply with the terms of this Agreement in any material manner whatsoever by modification of its policies. Publisher’s policies shall be commercially reasonable. Publisher may not make any commitments on behalf of Verizon or take any action that would materially impair or affect Verizon’s ability to discharge its Publishing Obligation, in each case without the prior written consent of Verizon.

Section 3.6 Delivery and Distribution.

(a) Initial Delivery. Publisher shall timely deliver in accordance with the related Subscriber Delivery Information (i) at least one White Pages and, to the extent Legally Required, at least one Yellow Pages or (ii) at least one combined White Pages and Yellow Pages to all Subscribers within the Scoped Area covered by the related Primary Directory(s) at no charge to the Verizon Parties, their Subscribers, Other Service Providers or the Subscribers of Other Service Providers. Subject to Section 3.4 and applicable Legal Requirements, Publisher may select the type or medium of delivery of such Primary Directories, provided that, in addition to complying with Section 3.4, Publisher shall make no change to the type or medium of delivery of any White Pages unless, in each case, Publisher makes the same change to the type and medium of delivery of each Yellow Pages distributed by Publisher in the same Scoped Area.

(b) Replacements and New Customers. Subject to available inventory (which Publisher shall maintain at reasonable levels consistent with Publisher’s past practices), subsequent to the initial distribution of White Pages, Publisher shall timely deliver (i) additional and replacement White Pages to Subscribers within the Scoped Area of such White Pages upon any reasonable request from a Subscriber within such Scoped Area and (ii) White Pages to New Customers within the Scoped Area for such White Pages, provided Verizon delivers timely New Customer information for the Service Areas to Publisher in the format in which such information is currently being delivered or such other format as may be mutually agreed upon by the Parties. Publisher shall make the foregoing deliveries at no charge to the Verizon Parties, their Subscribers, Other Service Providers or the Subscribers of Other Service Providers.

(c) Distribution Coverage and Policies. Upon Verizon’s request, Publisher shall provide to Verizon, at no charge: (i) a reasonable number of copies of Publisher’s distribution policies for each Service Area describing which White Pages Subscribers in such Service Area shall receive and other matters relevant to the distribution of White Pages in such Service Area and (ii) a reasonable number of copies of the White Pages coverage information, including those geographic areas included in and served by the White Pages and government pages, for each of the Service Areas. Verizon may make and retain copies of the information and documents provided pursuant to (i) and (ii) above as necessary to perform its obligations hereunder.

(d) Free Calling Area. In the event a Verizon local or extended calling area extends beyond any Scoped Area, Publisher’s delivery obligation with respect to any Subscriber that resides in the portion of such free calling area not within the relevant Scoped Area shall include only such additional White Pages as may be requested by such Subscriber and required to be provided to such Subscriber by any Legal Requirement, which Publisher shall provide at no charge to the Verizon Parties, their Subscribers, Other Service Providers or the Subscribers of Other Service Providers.

Section 3.7 Rights in the Directory Products. The copyrights and other intellectual property rights in each Directory Product covered by this Agreement, and any and all illustrations, artwork, photographs, video, audio, text, maps and other advertising and information content created or procured for such Directory Product or for other Publisher products and services that are not submitted by or for Verizon or created at the request of Verizon (it being understood that purposes of this Section 3.7, Subscriber List Information shall not be considered to be submitted by or for Verizon or created at the request of Verizon), shall, as between Verizon and Publisher, be the sole and exclusive property of Publisher. Except as permitted under applicable law, Verizon agrees not to copy any Directory Product or any other Publisher products and services, or any portion thereof, provided, however, that Verizon may make a reasonable number of copies of limited portions of the Primary Directories for use in performing its obligations under this

Agreement or pursuant to Legal Requirements and ensuring that its Subscribers are being listed in and receiving copies of the Primary Directories as provided herein.

Section 3.8 Changes in Service Areas.

(a) Verizon may update Schedule 1.1B from time to time by written notice to Publisher, and from and after the date that is 60 days after the date Verizon provides such notice the rights and obligations of this Agreement shall extend to any new, altered or changed Service Areas, unless Publisher notifies Verizon in writing within 60 days of receiving such notice from Verizon that Publisher has determined in good faith that the costs related to complying with Publisher’s related obligations hereunder would exceed the benefits to Publisher of obtaining the rights set forth in the Branding Agreement and Non-Competition Agreement for such Service Areas. As soon as practicable, but in any event within 24 months following written notice from Verizon regarding the addition of any Service Area to Schedule 1.1B, or such shorter period as is Legally Required, Publisher shall include Verizon’s listings from such Service Area in a Primary Directory. Without limiting the generality of the foregoing, the rights and obligations of this Agreement shall not extend to any geographic area (i) that Verizon expands into as a CLEC or (ii) in which Verizon becomes the incumbent local exchange carrier (the “ILEC”) as a result of an acquisition of the stock or assets of, or via a merger or other business combination transaction with, the Person previously providing local phone service in that geographic area as the ILEC, unless Verizon elects to add such geographic area to Schedule 1.1B.

(b) If Verizon decides to cease providing local telephone service in a geographic area within any Service Area, Verizon shall advise Publisher as soon as practicable of such decision, provided that Verizon shall have no obligation hereunder to disclose material, non-public information. Upon Verizon ceasing to provide local telephone service in any geographic area, Publisher shall no longer have any obligation under this Agreement to Publish White Pages for such geographic area; provided, however, that Publisher shall be obligated to Publish the next issue of any White Pages scheduled to be issued within one year of Verizon ceasing such service if Legally Required.

(c) Notwithstanding Section 3.8(b), if Verizon ceases to provide local telephone service in all or any portion of any Service Area as a result of (i) a sale, assignment or other transfer of access lines, (ii) a merger or other business combination transaction with a Person in respect of access lines or (iii) any other agreement with any third party pursuant to which such Person shall provide local telephone service in lieu of Verizon in such Service Area, and, in any of the foregoing cases, such event does not constitute a Change of Control of Verizon: (A) Verizon shall require the acquiring Person to agree to enter into with Publisher, and Publisher shall enter into with such Person, binding agreements on terms equivalent in all material respects to those contained in this Agreement, the Non-Competition Agreement and the Branding

Agreement (but excluding any terms of the Branding Agreement that do not relate to the Section 2(b) License (as defined in the Branding Agreement) or that relate to that portion of the Section 2(b) License that applies to Special Directory Products (or portion thereof as defined in the Branding Agreement)) with respect to the relevant Service Area and (B) neither Publisher nor Verizon shall be released from its obligations under this Agreement other than with respect to such Service Area or portion thereof.

Section 3.9 Open Access Termination. If Verizon and its Subsidiaries are no longer required by law to provide Subscriber List Information or Subscriber Delivery Information under nondiscriminatory and reasonable rates, terms and conditions to any Person requesting such information for the purpose of publishing Directory Products (“Open Access Termination”), Verizon shall continue to license such information with respect to each Service Area to Publisher for the term of this Agreement on terms and conditions (including price) at least as favorable as those then being offered by Verizon to any Person materially doing business in any such Service Area; provided that if Verizon is not licensing Subscriber List Information or Subscriber Delivery Information, as the case may be, to at least two other bona fide purchasers of such information, the prices that Verizon charges Publisher for such information shall be equal to the average price that other ILECs of comparable size charge for such information.

Section 3.10 Regulatory Change.

(a) Each Party shall provide the other Party with prompt written notice of the announcement by any Governmental Entity of any proposed Additional Legal Requirement. To the extent permitted by applicable law, Verizon shall provide Publisher with prompt notice of any Governmental Entity’s determination that there is a problem with the manner in which Publisher is fulfilling the Publishing Obligation. Notwithstanding the foregoing, nothing in this Section 3.10 shall limit in any way Publisher’s obligation to abide by any Additional Legal Requirement and implement any change related to the Publishing of Primary Directories that is required thereby. Publisher shall maintain, retain and produce upon request such records as Verizon may be Legally Required to maintain and any records as shall be reasonably necessary to show that Publisher has complied with the Legal Requirements.

(b) Publisher shall bear the full burden and enjoy the full benefit of any increase or decrease in its costs of fulfilling the Publishing Obligation, except that:

(i) Verizon shall, on an annual basis following the end of each fiscal year, reimburse Publisher for 100% of the amount, if any, by which Publisher’s actual costs of fulfilling the Publishing Obligation during such fiscal year exceed the hypothetical costs Publisher would have incurred during such period in fulfilling the Publishing Obligation if there were excluded from such costs all non de minimus cost increases and cost decreases resulting from (x) Additional Legal Requirements imposed by a Governmental Entity as a direct result of Verizon’s agreement to accept telephone directory burdens or requirements in exchange for regulatory concessions relevant to other aspects of Verizon’s business; (y) contractual obligations of Verizon to which Verizon was not obligated to agree that require Verizon to cause non-wireline listings of subscribers of Other Service Providers to be included in any Primary Directory; and (z) contractual (as opposed to governmental) Additional Legal Requirements that are not either (1) generally consistent with the obligations of ILECs under the pertinent contracts or (2) substantially similar to terms contained in other such agreements binding upon Verizon as of the Effective Date; provided that, for purposes of clause (y), only those cost increases that are Incremental Listings Costs shall be excluded from Publisher’s actual costs of fulfilling the Publishing Obligation during the applicable fiscal year.

(ii) Verizon shall, on an annual basis following the end of each fiscal year through the fiscal year ended December 31, 2014, reimburse Publisher for 50% of the amount, if any, by which Publisher’s actual costs of fulfilling the Publishing Obligation during such fiscal year, exceeds the sum of (x) $2,500,000 and (y) the hypothetical costs Publisher would have incurred during such period in fulfilling the Publishing Obligation if there were excluded from such costs all non de minimus cost increases and costs decreases directly resulting from Additional Legal Requirements (excluding any such cost increases and cost decreases taken into account in determining an amount owed by Verizon in respect of such fiscal year under subparagraph (i) above). Any amount which Verizon is obligated to reimburse to Publisher under this subparagraph and/or subparagraph (i) above is herein referred to as a “Reimbursable Increase”.

(iii) Publisher shall, on an annual basis following the end of each fiscal year through the fiscal year ended December 31, 2014, pay to Verizon 50% of the amount, if any, by which the sum of (x) Publisher’s actual costs of fulfilling the Publishing Obligation during such fiscal year, and (y) $2,500,000 is less than the hypothetical costs Publisher would have incurred during such period in fulfilling the Publishing Obligation if there were excluded from such costs all non de minimus cost increases and costs decreases directly resulting from Additional Legal Requirements (excluding any such cost increases and cost decreases taken into account in determining an amount owed by Verizon in respect of such fiscal year under subparagraph (i) above). Any amount which Publisher is obligated to pay to Verizon under this subparagraph is herein referred to as a “Cost Savings Amount”.

(c) Within 60 days after the end of each fiscal year, Publisher shall provide Verizon with a written statement setting forth the amount of any Reimbursable Increase or Cost Savings Amount for the preceding fiscal year (a “Cost Change Statement”) and specifying and itemizing in reasonable detail (i) each Additional Legal Requirement, (ii)

the manner in which Publisher responded to such Additional Legal Requirement and any related cost increases or savings of Publisher and (iii) a calculation of the Reimbursable Increase or Cost Savings Amount.

(d) Publisher shall have a duty to mitigate its costs in responding to any Additional Legal Requirement potentially giving rise to a Reimbursable Increase.

(e) Within 60 days of Verizon’s receipt of any Cost Change Statement, Verizon may either (i) pay the Reimbursable Increase or accept payment of the Cost Savings Amount, as the case may be, shown on such Cost Change Statement or (ii) provide Publisher with written notice stating that it disputes one or more elements of such Cost Change Statement and setting forth in reasonable detail the basis therefor (a “Cost Change Dispute Notice”). During such 60 day period, Publisher shall provide Verizon and its representatives with any additional information it reasonably requests to assess such Cost Change Statement, including access to Publisher’s auditors and their work papers.

(f) The Parties shall attempt in good faith to resolve any dispute set forth in a Cost Change Dispute Notice by referring the dispute to a senior executive officer of each of Verizon and Publisher. If the dispute is with respect to the amount of the Reimbursable Increase or Cost Savings Amount and such officers cannot resolve such dispute within 10 Business Days of the date of the submission of the dispute to them, then the Parties shall submit the dispute to a mutually-acceptable financial expert. If the Parties agree on such an expert, such expert’s calculation of the Reimbursable Increase or Cost Savings Amount, if any, shall be conclusive. If the Parties do not agree on such an expert within a five business day period following notice from either Party of termination of discussions between the officers (as described above), each Party shall select its own financial expert within a further five business day period, and such financial experts shall then together select a financial expert, which financial expert shall conclusively determine the Reimbursable Increase, if any. The expert selected pursuant the preceding sentence shall be independent of both Parties and their respective Affiliates and shall be qualified with respect to the LEC and directory publishing industries and valuation techniques. The Parties shall provide such information, including written submissions, as are reasonably requested by such expert. If the Parties agree on a single financial expert, the Parties shall equally share such expert’s fees and costs. If the Parties do not agree on a single expert, each Party shall pay the fees and costs of the expert it selects and the Parties shall equally share the fees and costs of the expert that the Parties’ experts select. If a dispute set forth in a Cost Change Dispute Notice is with respect to any matter relating to the provisions of this Section 3.10 other than the amount of any Reimbursable Increase or Cost Savings Amount, such dispute shall be addressed in any manner in which any other dispute as to the interpretation or performance of this agreement is addressed.

Section 3.11 Publishing Order. If any Governmental Entity having jurisdiction over Verizon requires Verizon to Publish a White Pages (and does not allow Verizon to delegate such requirement to Publisher), or if such an order declares this Agreement null and void with respect to a White Pages (in each case, a “Publishing Order”), Verizon shall Publish the relevant White Pages; provided, however, that, any White Pages that Verizon Publishes to fulfill a Publishing Order shall contain only the information required to be in such White Pages (e.g., Primary Listings) and shall not include any paid advertising content. If Verizon is required to separately Publish any White Pages by any Publishing Order, Publisher shall provide all services and materials to Verizon that are necessary for Verizon to Publish such White Pages, including printing, distribution and paper, to the maximum extent permitted by such Publishing Order, at Publisher’s sole cost and expense. To the extent the provision by Publisher to Verizon of any such services or materials is prohibited by such Publishing Order, Publisher shall reimburse Verizon for Verizon’s costs in performing or obtaining such services and materials.

Section 3.12 Verizon Services. From time to time, Publisher and the applicable Verizon Subsidiary shall execute agreements (in forms mutually agreed to between the Parties prior to the Effective Time), which require Publisher to use the applicable Verizon Subsidiary’s (but not their successors’) local, long distance, wireless and data services, on an exclusive basis until the 5th anniversary of the Effective Date; provided, that (i) the applicable Verizon Subsidiary shall provide Publisher such services on a best price available basis for those services provided to other customers purchasing equivalent volumes and subject to equivalent term and other price-related commitments, (ii) the applicable Verizon Subsidiary shall provide the type and quality of services substantially equivalent, taken as a whole, to the services provided by other parties and (iii) the requirements of this Section 3.12 shall not apply to the extent that (A) Publisher has existing contractual arrangements with another provider as of the date of this Agreement until the expiration of such arrangements in accordance with their terms, (B) Publisher obtains a limited amount of such services from other providers of such services for purposes of network diversity, (C) Publisher reimburses any of its sales agents for such agents’ costs of obtaining such services from another provider of such services with which Publisher does not have any related agreement, or (D) the amount of such services obtained from another provider of such services is de minimis.

Section 3.13 Non-Solicitation. During (i) the period between the date of this Agreement and the second anniversary of the Effective Date and (ii) the two year period following the termination of this Agreement, none of Verizon, Publisher or any of their respective Affiliates (other than Excluded Affiliates (as defined in the Non-Competition Agreement)) shall, without the prior written approval of the applicable other Party, directly or indirectly (A) solicit for hire any employees of such other Party who (1) is engaged in sales or marketing, (2) is engaged in developing or maintaining software or systems relating to electronic directory products and services or (3) is employed in a management or supervisory capacity (each of the foregoing, a “Covered Employee”), (B)

induce any Covered Employee of such other Party to terminate his or her relationship with such other Party or (C) in the case of Verizon, solicit for hire or hire any of member Publisher’s senior management team. The foregoing shall not apply to individuals solicited or hired as a result of the use of an independent employment agency (so long as the agency was not directed to solicit any particular individual that a Party would be prohibiting from soliciting or hiring by this Section 3.13) or as a result of the use of a general solicitation (such as a newspaper advertisement or on radio or television, or through the internet) not specifically directed to employees of the other Party.

Section 3.14 Non-Compete.

(a) Subject to the exclusions, exceptions and limitations expressly set forth in this Agreement, during the term of this Agreement (and any extensions or renewals thereof), Publisher agrees that, other than as provided in this Agreement, neither Publisher nor any of its Affiliates, other than any entity as to which neither Publisher nor Publisher’s ultimate parent directly or indirectly possess the sole legal or contractual right to cause such entity to enter into contractual arrangements, shall directly or indirectly engage in, own, manage, operate, share any revenues of, have any profit or other equity interest in any business or entity (other than pursuant to this Agreement or by ownership of less than 40 percent of the outstanding vote or value of a corporation whose securities are publicly traded) that engages in the business of producing, publishing, marketing, selling or distributing (or selling advertising for inclusion in) any tangible media Directory Products that (i) consist principally of listings and classified advertisements for subscribers in the Service Areas, taken as a whole, and (ii) are directed primarily at end users in the Service Areas, taken as a whole; provided that Publisher may produce, publish or distribute (and sell advertising for inclusion in) specialty guides or directories (e.g., niche, ethnic and new movers guides), so long as (in any such case) such products do not materially compete with and are not significant substitutes for any White Pages or Yellow Pages; provided further that if this Agreement is terminated with respect to any Service Area, the obligations and restrictions of this Section 3.14 shall then no longer apply with respect to such Service Area. Notwithstanding the foregoing, if Publisher acquires an entity or business that is engaged in operations that cause Publisher to otherwise be in violation of this Section 3.14, Publisher shall not be deemed to be in violation of this Section 3.14 if Publisher is in good faith attempting to rebrand as Verizon-branded or divest or otherwise terminate the production, publication and distribution of the competing directories and rebrands as Verizon-branded or divests or otherwise terminates the production, publication and distribution of such competing directories within 12 months acquiring such entity or business. Any material breach of this Section 3.14 shall constitute a Material Default by Publisher.

(b) In the event of a termination of this Agreement pursuant to Section 6.2 (in its entirety or with respect to any Service Area, as the case may be), Publisher and its Affiliates shall be prohibited from including on the cover or spine of any print directory primarily distributed in the affected Service Areas or the cover, home page or similar feature of any non-print directory primarily directed at persons or businesses within the affected Service Areas any name or brand (other than the name or brand of the ILEC in the applicable Service Area) that is identified with the provision of Telecommunication Services or Video Services. The restriction under this Section 3.14(b) shall continue until the earlier of (y) the fifth anniversary of the date of such termination of this Agreement and (z) the 30th anniversary of the Effective Date.

(c) None of Publisher or any of its Affiliates shall be deemed to have violated this Section 3.14 with respect to marketing and sales by non-employee sales agents if Publisher or its Affiliate, as the case may be, uses its respective commercially reasonable efforts, including establishing reasonable procedures, to restrict the activities of their respective agents and other distribution parties that are marketing Publisher directory products and services on an exclusive basis (e.g., the agents do not represent any other provider of directory products and services) from engaging in any activities prohibited by this Section 3.14.

(d) Nothing contained in this Section 3.14 shall restrict any Affiliate of Publisher to the extent that such Affiliate (i) is not operated jointly with, under common management with or does not share facilities, sales personnel or other key employees with Publisher, (ii) is not consolidated financially with Publisher, (iii) does not have a product bundling or similar joint venture or strategic alliances agreement, arrangement or product offering with Publisher with respect to any activities prohibited by this Section 3.14 and (iv) does not have a revenue-sharing or similar agreement arrangement with Publisher with respect to any activities prohibited by this Section 3.14.

(e) Without limiting any restriction with respect to Publisher’s use of trademarks and trade names as set forth in the Intellectual Property Agreement and Branding Agreement, Verizon acknowledges and agrees that none of Publisher or any of its Affiliates shall be under any restrictions hereunder with respect to any telephone directory product or service that the user accesses through an interactive voice portal.

(f) For the sake of clarity, Verizon acknowledges and agrees that none of Publisher or any of its Affiliates is prohibited from engaging in the business of providing Directory Products outside the Service Areas.

(g) In the event Publisher is acquired by any Person (other than an Affiliate of Publisher) that is, prior to the time of such acquisition, engaged in the business of publishing tangible media Directory Products in any Service Area(s), the continued operation by such Person of such business shall not be deemed a violation of this Section 3.14, provided that, in the event Publisher is acquired for securities of such Person, the stockholders of such Person immediately prior to the consummation of such acquisition hold greater than 50% of both the voting power and the value of the outstanding stock of such Person immediately after the consummation of such acquisition.

ARTICLE IV

RIGHTS AND OBLIGATIONS OF VERIZON

Section 4.1 Delivery of Subscriber List Information and Subscriber Delivery Information.

(a) Pursuant to the Listings License Agreement and in accordance with Schedule 4.1, Verizon shall deliver or make available for delivery Subscriber List Information for Subscribers in the Service Areas, including any and all additions to, deletions from, and changes in such information from time to time so as to enable Publisher to Publish Primary Directories in accordance with Publisher’s publication schedule.

(b) Pursuant to the Listings License Agreement and in accordance with Schedule 4.1, Verizon shall deliver or make available for delivery Subscriber Delivery Information for Subscribers in the Service Areas, including any and all additions to, deletions from, and changes in such information from time to time so as to enable Publisher to deliver Primary Directories to all such Subscribers.

(c) If Verizon elects to use a third party to deliver Subscriber List Information and/or Subscriber Delivery Information to Publisher, then Verizon shall prepare and promptly provide to Publisher and such third party duplicate written authorizations to facilitate such delivery and Verizon shall clearly designate and distinguish its information from all other information delivered by, or through such third party, provided that Verizon shall in any event remain liable for its obligations hereunder.

(d) The Parties acknowledge that Publisher requires the Subscriber List Information provided under the Listings License Agreement to perform its obligations, and enjoy its rights and privileges, under this Agreement. Consequently, the Parties agree that if the Listings License Agreement is terminated due to Publisher’s breach thereof, Verizon shall reinstate such Listings License Agreement or enter into a new agreement on terms and conditions as set forth in Section 3.9; provided that Publisher has identified the cause of such breach, fully remedied such breach and established reasonable procedures to prevent the recurrence of such breach, and provided further that Verizon shall not be obligated to reinstate such Listings License Agreement or enter into any other agreement as contemplated by this Section 4.1(d) in the event of any termination resulting from any breach of any such agreement that is substantially similar to any prior breach of any such agreement, it being understood that Publisher does not waive any rights it may have under applicable law to obtain subscriber list or delivery information. If Publisher assigns its rights under this Agreement in accordance with the provisions herein, Verizon shall enter into a listings license agreement with such successor entity subject to and in accordance with the terms and conditions herein.

(e) Pursuant to the Listings License Agreement and in accordance with Schedule 4.1, Verizon shall either (i) deliver, or cause to be delivered in a timely manner, or (ii) reimburse Publisher for any costs or expense it incurs in the purchase of EAS Listings for Subscribers in the Scoped Areas for each Primary Directory published by Publisher hereunder (including any and all additions to, deletions from, and changes in such information from time to time, so as to enable Publisher to include such EAS Listings in White Pages Published hereunder, to the extent Legally Required). If Verizon fails to deliver such EAS Listings to Publisher in a timely manner, then Publisher may, at its sole election, either (A) purchase such EAS Listings from the LECs, CLECs, and Resellers, on Verizon’s behalf, or (B) purchase directories which include the EAS Listings at issue, whichever is the better overall solution to minimize expense to Verizon and meet the Legal Requirements, so that Publisher can make them available to Subscribers upon request, or as Legally Required, in lieu of including such EAS Listings in the Primary Directory at issue.

(f) Verizon shall take steps to ensure that all Subscriber requested restrictions (such as “DO NOT PUBLISH” or “NON-PUB”) are duly and accurately noted on the Subscriber Delivery Information it delivers, or causes to be delivered, to Publisher hereunder, for each particular Subscriber that makes such a request, and further acknowledges and agrees that Publisher shall have no duty or obligation hereunder to verify the accuracy, timeliness or appropriateness of any Subscriber Delivery Information provided by Verizon to Publisher hereunder. Notwithstanding the above, Publisher may update or correct any such information Verizon may deliver, or caused to be delivered, upon the Subscriber’s specific request. If Publisher does so, it shall notify Verizon of the Subscriber’s requested update or correction.

(g) To the extent not otherwise prohibited by applicable Legal Requirements, Verizon shall provide Publisher with such information as Publisher may reasonably request from time to time for its use and consideration in connection with the planning and performance of the Publishing Obligation hereunder (including without limitation, rescopes, content changes, and directory life cycles), and as Verizon may lawfully provide without violating any applicable contractual obligations or applicable Legal Requirements. In addition, Verizon shall timely notify and apprise Publisher of any proposed changes or new developments relating to or otherwise affecting Verizon’s information management systems and processes (“Systems Changes”) which Verizon reasonably believes would have a material adverse impact on Publisher’s use of the data and information provided by Verizon hereunder or in Publisher’s costs of performance hereunder, as well as the implementation schedules for such changes or new developments, in order to allow Publisher reasonable opportunity to analyze and consider what effect or impact, if any, such System Changes may have on its activities and operations in the fulfillment of the Publishing Obligation hereunder, and to make such changes to its own information management systems and processes as Publisher may determine necessary in order to accommodate Verizon’s System Changes.

Representatives of Verizon and Publisher shall discuss at quarterly meetings held pursuant to Section 3.4 any System Changes then under contemplation by Verizon.

Section 4.2 Official Directory Publisher Designation. For the term of this Agreement (and any renewals thereof) and subject to Section 3.9 and the Branding Agreement, (i) Verizon designates Publisher as its exclusive official publisher of all tangible media Directory Products consisting principally of listings and classified advertisements of subscribers to local wireline exchange telephone service in the Service Areas and directed primarily at end users in the Service Areas covered by this Agreement and (ii) Verizon grants Publisher the branding rights and Publisher agrees to the obligations and other restrictions set forth in the Branding Agreement. Either Party may elect, but shall not be obligated, to disclose Publisher’s official directory publisher status in their public announcements, promotional and advertising materials and sales contacts; provided, however, that the general nature of such disclosure shall first be reviewed and approved in writing by the other Party, which approval shall not be unreasonably withheld. Verizon further agrees that any referrals it makes in response to inquiries concerning advertising in any tangible media Directory Product with respect to any Service Area shall be made solely to Publisher.

ARTICLE V

CLAIMS, LIABILITY AND INDEMNIFICATION

Section 5.1 Listing Claims. Subject to Publisher’s indemnification obligations as set forth in Section 5.4(a), Claims regarding the Verizon Subscriber List Information in Publisher’s Directory Products shall be referred to Verizon. Verizon shall use commercially reasonable efforts to promptly investigate, defend against, and resolve the same.

Section 5.2 Advertising Claims. Subject to Verizon’s indemnification obligations as set forth in Section 5.4(b), Claims regarding advertising in Publisher’s Directory Products shall be referred to Publisher. Publisher shall use commercially reasonable efforts to promptly investigate, defend against and resolve the same.

Section 5.3 Cooperation. The Parties shall cooperate in good faith in the investigation, defense, settlement or other resolution of any Claims arising out of any error or omission in or of any Subscriber listing and/or advertising in the Directory Products. In the event of any Claim asserting that Publisher and Verizon are jointly liable, (i) Publisher shall assume the responsibility for and advance the cost of defending that portion of such Claim relating to any advertising, (ii) Verizon shall assume the responsibility for and advance the cost of defending that portion of such Claim relating to any of Verizon Subscribers’ listings and (iii) the Parties shall cooperate, share information and coordinate their efforts in an attempt to eliminate or minimize any liability and their respective attorneys’ fees and costs. Any assumption of the defense of any Claim or portion thereof pursuant to this Section 5.3 shall not imply or create an assumption of liability for any final settlement or judgment for such Claim or portion thereof.

Section 5.4 Indemnification.

(a) Publisher shall indemnify and hold harmless Verizon, its Affiliates and their respective directors, officers, employees, agents and assigns (collectively, the “Verizon Indemnified Parties”) from, against, and in respect of, and shall reimburse the Verizon Indemnified Parties for, any and all Losses imposed on, sustained, incurred or suffered by, or asserted against, any of the Verizon Indemnified Parties directly or indirectly relating to, arising out of or resulting from (i) Publisher’s failure to perform any of its obligations under this Agreement, (ii) any third party Claims arising from any error or omission in or of a Verizon Subscriber’s listing or advertising in any Directory Product unless caused by Verizon or any of its Affiliates, (iii) any Claims that any Directory Product violates or infringes the intellectual property rights of any third party or requires the consent of any third party and (iv) any Claims arising out of or relating to the conduct of Publisher’s business.

(b) Verizon shall indemnify and hold harmless Publisher and its directors, officers, employees, Affiliates, agents and assigns (collectively, the “Publisher Indemnified Parties” and collectively with the Verizon Indemnified Parties, the “Indemnified Parties”) from, against, and in respect of, and shall reimburse the Publisher Indemnified Parties for, any and all Losses imposed on, sustained, incurred or suffered by, or asserted against, any of the Publisher Indemnified Parties directly or indirectly relating to, arising out of or resulting from (i) its failure to perform any of its obligations under this Agreement; (ii) any third-party Claims brought against Publisher in connection with its performance of the Publishing Obligation as a result of any error or omission in or of the Verizon Subscriber List Information in the White Pages portion of any Primary Directory caused by Verizon if and only to the extent and in the amount that such Losses would have been imposed on, sustained, incurred or suffered by, or asserted against, Verizon if Verizon were performing the Publishing Obligation and used such Verizon Subscriber List Information in furtherance thereof, provided that Verizon shall have no indemnification obligation under this provision if and to the extent that such Losses were imposed on, sustained, incurred or suffered by, or asserted against, Publisher as a result of any breach by Publisher of its obligations under the agreement or the negligence or misconduct of Publisher, (iii) any Claims that any grant made by Verizon in the Branding Agreement violates or infringes the intellectual property rights of any third party or requires the consent of any third party and (iv) any Claims arising out of or relating to the conduct of Verizon’s business.

(c) Verizon shall use commercially reasonable efforts to make applicable to Publisher any limitations on liability or indemnification rights Verizon may have as a result of tariff, statute or contractual provisions. In the event that any Loss is imposed on, sustained, incurred or suffered by, or asserted against, any Publisher Indemnified Party in respect of which such Publisher Indemnified Party is not entitled to indemnification from Verizon pursuant to Section 5.4(b) but Verizon would be entitled to indemnification from a third-party if such Publisher Indemnified Party had been Verizon or any of its directors, officers, employees, Affiliates or agents, Verizon shall, at Publisher’s request and sole cost and expense, assert against such third-party a claim for indemnification in respect of such Loss and pay any proceeds from such claim to Publisher.

(d) Verizon agrees to use commercially reasonable efforts to limit, by tariff or contract, its own and its contractors’ and agents’ liability to any Subscriber for any error or omission in any Subscriber List Information to no more than the cost, if any, assessed to the Subscriber for directory listing services.

Section 5.5 Notice and Procedures. Any Indemnified Party seeking indemnification pursuant to this Agreement shall give prompt written notice in reasonable detail (the “Notice Of Claim”) to the Party from whom such indemnification is sought (the “Indemnifying Party”) stating the basis of each Claim for which indemnification is being sought hereunder within 30 days of obtaining knowledge thereof provided, however, that the failure timely to give a Claim Notice shall not affect the rights of an Indemnified Party hereunder, except to the extent that such failure materially prejudices the Indemnifying Party’s defense of, or other rights available to the Indemnifying Party with respect to, such Claim. If the facts giving rise to any claim for indemnification involve an actual or threatened Claim by or against a third party:

(i) the Parties shall cooperate in the prosecution or defense of such Claim in accordance with Section 5.3 above and shall furnish such records, information and testimony and attend to such proceedings as may be reasonably requested in connection therewith; and

(ii) the Indemnified Party shall make no settlement of any Claim that would give rise to liability on the part of the Indemnifying Party without the latter’s prior written consent that shall not be unreasonably withheld or delayed, and the Indemnifying Party shall not be liable for the amount of any settlement affected without its prior written consent.

Section 5.6 Time Limitation. Any Notice of Claim relating to indemnification sought for any Losses relating to, arising out of or resulting from any Directory Product must be given within 18 months after the publication of such Directory Product.

Section 5.7 Other Indemnification. No Indemnified Party shall be entitled to seek indemnification under this Agreement from any Party with respect to any Loss for which such Indemnified Party has sought indemnification pursuant to any other Commercial Agreement or any Transaction Agreement. Any Indemnified Party that seeks indemnification under this Agreement shall not be entitled to seek indemnification pursuant to any other Commercial Agreement or any Transaction Agreement.

ARTICLE VI

TERMINATION

Section 6.1 Termination By Publisher.

(a) If Verizon commits a Material Default, Publisher may provide written notice to Verizon specifying such Material Default in reasonable detail (a “Default Notice”). Upon receipt of any Default Notice, Verizon may elect to (i) cure the Material Default specified in such Default Notice (unless such Material Default is not susceptible to cure) and (ii) agree to indemnify Publisher pursuant to Section 5.4(b) for any Losses relating to, arising out of or resulting from such Material Default. If within 45 days of Verizon’s receipt of any Default Notice Verizon has not cured the Material Default specified in such Default Notice (or, if not reasonably curable within such 45 day period, provided Publisher with reasonable assurances that it has commenced and is diligently taking all actions necessary to cure such Material Default as soon as reasonably practicable, not to exceed 90 days) and given Publisher written notice of its agreement to indemnify Publisher for any Losses relating to, arising out of or resulting from such Material Default, Publisher may terminate this Agreement and/or seek a judicial remedy. Notwithstanding the foregoing, if Verizon provides Publisher with written notice disputing the existence of the Material Default specified in such Default Notice within 45 days of Verizon’s receipt of such Default Notice, the Parties shall, prior to seeking any judicial remedy, refer such dispute to a senior executive officer of each of Verizon and Publisher, who shall, for a minimum of 15 Business Days, act in good faith to resolve such dispute and determine the appropriate remedial action (such process, a “Breach Resolution Process”). If it is then determined that the Material Default specified in such Dispute Notice occurred and remains uncured, Publisher may terminate this Agreement and/or seek a judicial remedy.

(b) If Verizon (i) breaches Section 3.8(c) of this Agreement or (ii) commits a Material Default with respect to any Service Area as opposed to the Agreement taken as a whole (each of clauses (i) and (ii) a “Service Area Default”), Publisher may provide written notice to Verizon specifying such Service Area Default in reasonable detail (a “Service Area Default Notice”). Upon receipt of any Service Area Default Notice, Verizon may elect to (i) cure the Service Area Default specified in such Service Area Default Notice (unless such Service Area Default is not susceptible to cure) and (ii) agree to indemnify Publisher pursuant to Section 5.4(b) for any Losses relating to, arising out of or resulting from such Service Area Default. If within 45 days of Verizon’s receipt of any Service Area Default Notice Verizon has not cured the Service Area Default specified in such Service Area Default Notice (or, if not reasonably curable within such

45 day period, provided Publisher with reasonable assurances that it has commenced and is diligently taking all actions necessary to cure such Service Area Default as soon as reasonably practicable, not to exceed 90 days) and given Publisher written notice of its agreement to indemnify Publisher for any Losses relating to, arising out of or resulting from such Service Area Default, Publisher may terminate this Agreement with respect to the Service Area specified in such Service Area Default Notice and/or seek a judicial remedy. Notwithstanding the foregoing, if Verizon provides Publisher with written notice disputing the existence of the Service Area Default specified in such Service Area Default Notice within 45 days of Verizon’s receipt of such Service Area Default Notice, the Parties shall, prior to seeking any judicial remedy, engage in a Breach Resolution Process. If it is then determined that the Service Area Default specified in such Service Area Dispute Notice occurred and remains uncured, Publisher may terminate this Agreement with respect to the Service Area specified in such Service Area Default Notice and/or seek a judicial remedy.

Section 6.2 Termination By Verizon.

(a) If Publisher commits a Material Default, Verizon may provide written notice to Publisher specifying such Material Default in reasonable detail (a “Default Notice”). Upon receipt of any Default Notice, Publisher may elect to (i) cure the Material Default specified in such Default Notice (unless such Material Default is not susceptible to cure) and (ii) agree to indemnify Verizon pursuant to Section 5.4(a) for any Losses relating to, arising out of or resulting from such Material Default. If within 45 days of Publisher’s receipt of any Default Notice Publisher has not cured the Material Default specified in such Default Notice (or, if not reasonably curable within such 45 day period, provided Verizon with reasonable assurances that it has commenced and is diligently taking all actions necessary to cure such Material Default as soon as reasonably practicable, not to exceed 90 days) and given Verizon written notice of its agreement to indemnify Verizon for any Losses relating to, arising out of or resulting from such Material Default, Verizon may terminate this Agreement and/or seek a judicial remedy. Notwithstanding the foregoing, if Publisher provides Verizon with written notice disputing the existence of the Material Default specified in such Default Notice within 45 days of Publisher’s receipt of such Default Notice, the Parties shall, prior to seeking any judicial remedy, engage in a Breach Resolution Process. If it is then determined that the Material Default specified in such Dispute Notice occurred and remains uncured, Verizon may terminate this Agreement (including Publisher’s official directory publisher status) and/or seek a judicial remedy.

(b) If Publisher breaches this Agreement in a manner that results in a material and continuing failure to discharge the Publishing Obligation with respect to any Primary Directory (a “Primary Directory Default”), Verizon may provide written notice to Publisher specifying such Primary Directory Default in reasonable detail (a “Directory Default Notice”). Upon receipt of any Directory Default Notice, Publisher may elect to

(i) cure the Primary Directory Default specified in such Directory Default Notice (unless such Primary Directory Default is not susceptible to cure) and (ii) agree to indemnify Verizon pursuant to Section 5.4(a) for any Losses relating to, arising out of or resulting from such Primary Directory Default. If within 45 days of Publisher’s receipt of any Directory Default Notice Publisher has not cured the Primary Directory Default specified in such Directory Default Notice (or, if not reasonably curable within such 45 day period, provided Verizon with reasonable assurances that it has commenced and is diligently taking all actions necessary to cure such Primary Directory Default as soon as reasonably practicable, not to exceed 90 days) and given Verizon written notice of its agreement to indemnify Verizon for any Losses relating to, arising out of or resulting from such Primary Directory Default, Verizon may terminate this Agreement with respect to the Service Area in which the Primary Directory specified in such Directory Default Notice is Published and/or seek a judicial remedy. Notwithstanding the foregoing, if Publisher provides Verizon with written notice disputing the existence of the Primary Directory Default specified in such Directory Default Notice within 45 days of Publisher’s receipt of such Directory Default Notice, the Parties shall, prior to seeking any judicial remedy, engage in a Breach Resolution Process. If it is then determined that the Primary Directory Default specified in such Directory Default Notice occurred and remains uncured, Verizon may terminate this Agreement with respect to the Primary Directory specified in such Directory Default Notice and/or seek a judicial remedy.

(c) Verizon may terminate this Agreement (including Publisher’s official directory publisher status) if Verizon has terminated this Agreement pursuant to Section 6.2(b) above with respect to 20% or more of Verizon Subscribers in the Service Areas, such percentage determined by using a numerator of the total number of Verizon Subscribers in the Service Areas terminated by Verizon pursuant to Section 6.2(b) above and a denominator of the total number of Verizon Subscribers in the Service Areas that would have been subject to this Agreement had Verizon not elected to terminate any such Service Areas pursuant to Section 6.2(b) above.

(d) In the event Verizon ceases to provide local telephone service in all or any portion of any Service Area, Verizon may terminate this Agreement with respect to such Service Area or portion thereof.

(e) In the event of a termination of this Agreement in its entirety or with respect to all or any portion of any Service Area, the Branding Agreement shall terminate to the extent set forth in Sections 11(d)(vi)-(viii) of the Branding Agreement. In the event of a termination of the Branding Agreement with respect to any Service Area, Verizon shall have the right to terminate this Agreement with respect to such Service Area.

Section 6.3 Transition Upon Termination.

(a) If this Agreement is terminated pursuant to Section 6.1(a), the Parties shall cooperate in good faith to transition the Publishing Obligation to such Person or Persons that Verizon desires as soon as reasonably practicable and to ensure that the Publishing Obligation is discharged until such transition is complete, with Verizon bearing all direct costs and expenses related to such transitioning of the Publishing Obligation (e.g., data migration and third party consents) (“Transition Costs”).

(b) If this Agreement is terminated with respect to any Service Area pursuant to Section 6.1(b), the Parties shall cooperate in good faith to transition the Publishing Obligation with respect to such Service Area to such Person or Persons that Verizon desires as soon as reasonably practicable and to ensure that the Publishing Obligation is discharged until such transition is complete, with Verizon bearing all Transition Costs.

(c) If this Agreement is terminated pursuant to Section 6.2(a) or Section 6.2(c), the Parties shall cooperate in good faith to transition the Publishing Obligation to such Person or Persons that Verizon desires as soon as reasonably practicable and to ensure that the Publishing Obligation is discharged until such transition is complete, with Publisher bearing all Transition Costs.

(d) If this Agreement is terminated with respect to any Service Area pursuant to Section 6.2(b), the Parties shall cooperate in good faith to transition the Publishing Obligation with respect to such Service Area to such Person or Persons that Verizon desires as soon as reasonably practicable and to ensure that the Publishing Obligation is discharged until such transition is complete, with the Publisher bearing all Transition Costs.

Section 6.4 Termination Without Prejudice. No Party shall be subject to damages or have any other liability to the other Party solely as a result of such Party’s terminating this Agreement in accordance with its terms, and any such termination of this Agreement, or any decision not to so terminate, by a Party shall be without prejudice to any other right or remedy of such Party under this Agreement or applicable law.

ARTICLE VII

OTHER DEFAULTS; LIMITATION OF LIABILITY

Section 7.1 Other Defaults. If a Party commits an Other Default, the non-defaulting Party may (as in the event of any Material Default, Service Area Default or Primary Directory Default) pursue a claim for damages or any other remedy, but shall have no right to terminate this Agreement unless such Party obtains a judicial determination that termination is an appropriate remedy for such Other Default.

Section 7.2 Limitation of Liability. Neither Party, or its Affiliates, shall be liable to the other Party, or its Affiliates, for any damages other than direct damages, except in the case of fraud or willful misconduct. Each Party agrees that it is not entitled to recover and agrees to waive any claim with respect to, and shall not seek, consequential, punitive or any other special damages as to any matter under, relating to or arising out of the transactions contemplated by this Agreement, except with respect to such claims and damages arising directly out of a Party’s fraud or willful misconduct.

ARTICLE VIII

EXCUSED PERFORMANCE

Section 8.1 General Force Majeure. Neither Party shall be in default under this Agreement or liable for any nonperformance that is caused by any occurrence or circumstance beyond such Party’s reasonable control (including epidemic, riot, unavailability of resources due to national defense priorities, war, armed hostilities, strike, walkouts, civil disobedience, embargo, fire, flood, drought, storm, pestilence, lightning, explosion, power blackout, earthquake, volcanic eruption, civil or military authority, foreseeable or unforeseeable act of God, act of a public enemy, act of terrorism, act of sabotage, act or omission of carriers, or other natural catastrophe or civil disturbance) during the period and to the extent that such extraordinary condition delays, impairs or prevents such Party’s performance.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Confidentiality. Each Party may disclose to the other Confidential Information. Each Party agrees to keep Confidential Information of the other Party confidential, and not to disclose such information to any third Party, except to those of its employees, subcontractors, consultants and agents with a need to know such Confidential Information solely for the purpose of performing the receiving Party’s obligations under this Agreement and the other Commercial Agreements and as otherwise permitted under this Agreement and the other Commercial Agreements; provided that any such employees, subcontractors, consultants or agents are informed by the recipient Party of the confidential nature of the Confidential Information and agree to be bound by the terms no less restrictive than those set forth herein. The recipient of Confidential Information may use the Confidential Information and make copies of Confidential Information only as reasonably necessary to perform its obligations under this Agreement and the other Commercial Agreements and as otherwise permitted under this Agreement and the other Commercial Agreements. All such copies will be subject to the same restrictions and protections as the original. Each Party will safeguard such Confidential

Information from unauthorized use or disclosure with at least the same degree of care with which the recipient Party safeguards its own Confidential Information. The recipient Party will be responsible for any breach of the obligations set forth herein by the recipient’s employees, subcontractors, consultants or agents. Confidential Information belonging to a Party that is in the possession of the other Party will be returned, or destroyed at the disclosing Party’s request, within 30 days after a written request is delivered to the recipient, including any copies made by the recipient Party. If either Party loses or makes an unauthorized disclosure of the other Party’s Confidential Information, it will notify such other Party immediately and use commercially reasonable efforts to retrieve the lost or wrongfully disclosed information. A Party may disclose Confidential Information which is required to be disclosed by law, a court of competent jurisdiction or governmental or administrative agency so long as the disclosing Party has been notified of the requirement promptly after the receiving Party becomes aware of the requirement and so long as the receiving Party undertakes all lawful measures to avoid disclosing such information until the disclosing Party has had reasonable time to seek a protective order and complies with any protective order that covers the Confidential Information to be disclosed.

Section 9.2 Further Assurances. Each Party shall take such other actions as the other Party may reasonably request or as may be necessary or appropriate to consummate or implement the transactions contemplated by this Agreement or to evidence such events or matters.

Section 9.3 No Agency; Right to Subcontract.

(a) Nothing in this Agreement or in any other document related to this transaction, and no action of or inaction by either of the Parties hereto shall be deemed or construed to constitute an agency relationship between the Parties hereto. Each Party is acting independently of the other and neither Party has the authority to act on behalf of or bind the other.

(b) Notwithstanding anything to the contrary contained herein, Publisher shall be permitted, at any time and from time to time, to carry out or otherwise fulfill its obligations set forth in Section 3.1(a) through one or more agents, subcontractors or other representatives, each engaged with due care and required to be experienced, capable and of similar quality as Publisher, provided that in any event Publisher shall remain liable for such obligations. Notwithstanding the foregoing, Publisher shall not have the right to sublicense any marks or other intellectual property granted under this Agreement, unless otherwise agreed in writing by the Parties.

Section 9.4 Governing Law; Service of Process; Jurisdiction. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws rules thereof to the extent such rules would require the application of the law of another jurisdiction. The state or federal courts located within the City of New York shall have exclusive jurisdiction over any and all disputes between the parties hereto, whether in law or equity, arising out of or relating to this agreement and the agreements, instruments and documents contemplated hereby and the parties consent to and agree to submit to the exclusive jurisdiction of such courts. Each of the Parties hereby waives and agrees not to assert in any such dispute, to the fullest extent permitted by applicable law, any claim that (i) such Party is not personally subject to the jurisdiction of such courts, (ii) such party and such Party’s property is immune from any legal process issued by such courts or (iii) any litigation or other proceeding commenced in such courts is brought in an inconvenient forum. The Parties hereby agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.8, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof and hereby waive any objections to service accomplished in the manner herein provided.

Section 9.5 Waiver of Jury Trial. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 9.6 Amendments; Waivers. Except as expressly provided herein, this Agreement and any attached schedule may be amended only by agreement in writing of the Parties. No waiver of any provision nor consent to any exception to the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by both Parties and then only to the specific purpose, extent and instance so provided. No failure on the part of either Party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

Section 9.7 No Assignment. Neither this Agreement nor any rights or obligations hereunder are assignable by either Party without the express prior written consent of the other Party; provided, however, that:

(i) either Party may assign this Agreement upon written notice to the other Party to any of its Affiliates without the consent of the other Party if the assigning Party requires such Affiliate to agree in writing to assume this Agreement and each of the other Commercial Agreements and the assigning Party remains liable for its obligations under each such agreement;

(ii) a Change of Control of either Party shall not be deemed to be an assignment of this Agreement, provided that if the relevant Party is no longer directly bound as a party to this Agreement (e.g., because the Change of Control is a sale or transfer of assets or is the result of a transaction pursuant to which the successor, surviving or acquiring entity does not automatically succeed to the obligations of such Party by operation of law), the successor, surviving or acquiring entity shall agree in writing (in form and substance reasonably satisfactory to the other Party) to assume this Agreement and each of the other Commercial Agreements;

(iii) Publisher may assign this Agreement and the rights and obligations hereunder to its lenders for collateral security purposes, so long as Publisher remains liable for its obligations hereunder, provided that no assignee of this Agreement pursuant to this Section 9.7(iii) may assign or otherwise transfer this agreement (A) other than to a Person that has the financial, managerial and operational capabilities necessary to perform Publisher’s obligations hereunder and (B) without the prior written consent of Verizon, which shall not be unreasonably withheld; and

(iv) Publisher may assign this Agreement as to the Primary Directories with respect to any Service Areas to any Person (other than an Affiliate of Publisher) that has the financial, managerial and operational capabilities necessary to perform Publisher’s obligations hereunder, and Publisher shall thereafter have no rights or obligations under this Agreement with respect to such Service Area(s), provided that such Person shall agree in writing (in form and substance reasonably satisfactory to Verizon) to assume this Agreement and each of the other Commercial Agreements to the extent of the relevant Service Area(s) and Publisher obtains the prior written consent of Verizon, which shall not be unreasonably withheld.

Section 9.8 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given: (i) immediately when personally delivered; (ii) when received by first class mail, return receipt requested; (iii) one day after being sent by Federal Express or other overnight delivery service; or (iv) when receipt is acknowledged, either electronically or otherwise, if sent by facsimile, telecopy or other electronic transmission device. Notices, demands and communications to Publisher and Verizon shall, unless another address is specified by Publisher or Verizon hereafter in writing, be sent to the address indicated and Schedule 9.8, as such Schedule may be amended with respect to a party from time to time by such party by written notice to the other parties.

Section 9.9 Entire Agreement. This Agreement, including any schedules attached hereto, and the other Commercial Agreements constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection therewith.

Section 9.10 Severability. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, to achieve the intent of the Parties. All other provisions of this Agreement shall be deemed valid and enforceable to the extent possible.

Section 9.11 Headings. The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

Section 9.12 Counterparts. This Agreement and any amendment hereto or any other agreement delivered pursuant hereto may be executed in one or more counterparts and by different Parties in separate counterparts. All counterparts shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party.

Section 9.13 Successors and Assigns; No Third Party Beneficiaries. This Agreement is binding upon and shall inure to the benefit of each Party and their respective successors or assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person or Governmental Entity any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 9.14 Interpretation. The Parties each acknowledge that it has been represented by counsel in connection with this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the Parties. In the event of an inconsistency between the provisions of this Agreement and the provisions of any of the other Commercial Agreements, the provisions of this Agreement shall be controlling.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed for and on its behalf as of the day and year first above written.

VERIZON COMMUNICATIONS INC.

By:	/s/ John W. Diercksen
	Name:	John W. Diercksen
	Title:	Executive Vice President

VERIZON SERVICES CORP.

By:	/s/ George S. Dowell
	Name:	George S. Dowell
	Title:	VP – Supply Chain Services

IDEARC MEDIA CORP.

By:	/s/ Katherine J. Harless
	Name:	Katherine J. Harless
	Title:	President

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